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Capital Automotive REIT

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Press Release
Capital Automotive Reports Third Quarter Results
MCLEAN, Va., October 27, 2005 — Capital Automotive REIT (Nasdaq: CARS), the nation’s leading specialty finance company for automotive retail real estate, today announced financial results for the third quarter ended September 30, 2005.
Total revenues were $62.4 million for the quarter, a 22% increase from revenues of $51.4 million in the third quarter of 2004. Total revenues for the nine-month period ended September 30, 2005 were $177.7 million, a 21% increase from revenues of $146.5 million in the same period in 2004.
For the third quarter, net income available to common shareholders was $0.47 per diluted share and Funds From Operations (FFO) available to common shareholders was $0.65 per diluted share. Included in the Company’s results for the quarter ended September 30, 2005 were expenses associated with the Company’s previously announced plan of merger totaling approximately $2.3 million, or $0.04 per diluted share to both net income available to common shareholder and FFO available to common shareholders. A complete reconciliation of FFO and FFO per share to net income and net income per share, which are, respectively, the most directly comparable GAAP measures, is included in this release.
Net income available to common shareholders on a diluted basis for the quarter increased 16% to $21.6 million as compared to $18.7 million for the same quarter last year. Net income on a diluted per share basis decreased 6% to $0.47 per share from $0.50 per share for the same quarter last year. Net income available to common shareholders on a diluted basis for the nine-month period increased 46% to $63.7 million as compared to $43.7 million for the same period last year. Net income on a diluted per share basis increased 18% to $1.43 per share from $1.21 per share for the same period last year.
FFO available to common shareholders on a diluted basis for the quarter increased 27% to $37.0 million as compared to $29.1 million for the same quarter last year. FFO on a diluted per share basis increased 1% to $0.65 per share from $0.64 per share for the same quarter last year. FFO available to common shareholders on a diluted basis for the nine-month period ended September 30, 2005 increased 45% to $110.2 million as compared to $76.0 million for the same period last year. FFO on a diluted per share basis increased 14% to $1.97 per share from $1.72 per share for the same period last year.
Included in the Company’s results for the quarter and the nine months ended September 30, 2004 were debt extinguishment charges totaling $697,000 and $9.4 million,
8270 Greensboro Drive, Suite 950  McLean, Virginia 22102
MAIN (703) 288-3075  FAX (703) 288-3375  WEBSITE www.capitalautomotive.com respectively, which reduced both net income available to common shareholders and FFO available to common shareholders by those amounts, or $0.02 per diluted share and $0.21 per diluted share, respectively. There were no equivalent charges during the same periods of 2005.
As previously announced, the Company’s Board of Trustees declared a cash dividend of $0.4540 per common share for the third quarter. The dividend is payable on November 18, 2005 to shareholders of record as of November 7, 2005.
The Company’s Board of Trustees also declared a dividend for the period commencing August 1, 2005 and ending on October 31, 2005 of $0.46875 per Series A Cumulative Redeemable Preferred Share and a dividend for the same period of $0.50 per Series B Cumulative Redeemable Preferred Share. The preferred dividends will be paid on November 15, 2005 to shareholders of record as of November 1, 2005.
Real Estate Investments
During the third quarter, the Company increased its net real estate investments by approximately $58 million (consisting of approximately $62 million in real estate investments, approximately $2 million in property dispositions and approximately $2 million in repayments of mortgages), bringing the total net increase in investments for the year to approximately $291 million. The investments were funded with cash on hand and borrowings under the Company’s unsecured revolving credit facility. The total real estate investments included the acquisition of three properties and facility improvements totaling approximately $57 million. The leases of these properties and improvements have a weighted average initial lease term of approximately 14.6 years, with multiple renewal options exercisable at the option of the tenants. The remaining $5 million in real estate investments consisted of advances on one mortgage loan and construction financing secured by two properties.
Real Estate Dispositions
The Company sells properties from time to time, generally when a tenant has indicated that a particular location no longer meets its operational needs. During the third quarter, the Company sold one property for approximately $2.0 million in proceeds, resulting in a gain of approximately $449,000 before minority interest. The earnings generated from the property, including the gain recognized as a result of the disposition, have been reported as discontinued operations.
Portfolio Highlights
As of September 30, 2005, Capital Automotive’s portfolio was 100% occupied. On a quarterly basis, the Company performs a credit review of virtually all tenants in its portfolio. The Company’s rent coverage ratio, which is one of the primary metrics the Company uses to define the stability of its tenants’ cash flow, remains high. As of June 30, 2005, the weighted average operating cash flow of the Company’s tenants exceeded 3.5 times the amount of their rental payments. At the end of the third quarter, the Company held lease security deposits and letters of credit totaling approximately $13.6 million. As of September 30, 2005, the Company had accumulated depreciation of $173 million representing 7.5% of its real estate asset portfolio. The weighted average remaining lease term of the portfolio was 11.3 years as of September 30, 2005, and the earliest meaningful lease expirations do not occur until 2008.
Financing Highlights
As of September 30, 2005, the Company’s real estate investments before accumulated depreciation totaled more than $2.5 billion. Total long-term mortgage and unsecured debt was $1.1 billion and total draws outstanding under the Company’s credit facility were $118.0 million. The Company’s debt to assets (total assets plus accumulated depreciation) ratio was approximately 47% and its debt to total market capitalization ratio was approximately 35% as of September 30, 2005. As of September 30, 2005, the Company’s mortgage and unsecured debt (excluding borrowings on its credit facility) had a weighted average remaining term of 9.3 years. The Company’s earliest significant long-term debt maturity is not until 2009.
The Company uses a disciplined approach of matching the term and interest rate nature (fixed or variable rate) of its long-term debt to its leases. The Company uses this process, which it refers to as “match-funding,” to substantially lock in its investment spreads during the initial lease term. As of September 30, 2005, the ratio of the remaining weighted average term of the Company’s debt to the remaining weighted average initial term of its leases was approximately 76% match-funded. As of September 30, 2005, the Company’s total outstanding fixed rate debt equaled approximately 44% of its total real estate investments subject to fixed rate leases. The weighted average remaining term of its fixed rate leases was 11.4 years and the weighted average remaining term of its outstanding fixed rate debt was 9.8 years. As a result, the Company’s fixed rate leases and fixed rate debt were approximately 86% match-funded. The Company’s total outstanding variable rate debt equaled approximately 92% of its total real estate investments subject to variable rate leases. The weighted average remaining term of its variable rate leases was 10.7 years and the weighted average remaining term of its outstanding variable rate debt was 5.9 years. As a result, variable rate leases and debt were approximately 55% match-funded.
Earnings Guidance
The Company is not providing earnings guidance this quarter due to its previously announced plan of merger with subsidiaries of Flag Fund V LLC, a Delaware limited liability company advised by DRA Advisors LLC.
Earnings Conference Call
The Company will not host an earnings call this quarter due to its previously announced plan of merger.

About Capital Automotive
Capital Automotive, headquartered in McLean, Virginia, is a self-administered, self-managed real estate investment trust. The Company’s primary strategy is to acquire real property and improvements used by operators of multi-site, multi-franchised automotive dealerships and related businesses. Additional information on Capital Automotive is available on the Company’s website at http://www.capitalautomotive.com.
As of September 30, 2005, the Company had real estate investments of more than $2.5 billion, primarily consisting of interests in 347 properties, consisting of 510 automotive franchises in 32 states. The properties are leased under long-term, triple-net leases with a weighted average initial lease term of approximately 15.1 years. Approximately 75% of the Company’s real estate portfolio is located in the top 50 metropolitan areas in the U.S. in terms of population. Approximately 73% of the Company’s real estate portfolio is invested in properties leased to the “Top 100” dealer groups as published by Automotive News.
Additional Information about the Merger and Where to Find It
On October 14, 2005, the Company filed preliminary proxy materials relating to its proposed merger with clients advised by DRA Advisors LLC with the Securities and Exchange Commission. These proxy materials and other relevant materials, including the definitive merger agreement, may be obtained free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, shareholders may obtain free copies of the documents that the Company files with the SEC by accessing the Company’s website. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS AND TO READ THE DEFINITIVE PROXY MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED ITEMS. Shareholders are urged to read the proxy statement and other relevant materials before making any voting or investment decisions with respect to the proposed merger.
The executive officers and trustees of the Company have interests in the proposed merger, some of which differ from, and are in addition to, those of the Company’s shareholders generally. In addition, the Company and its executive officers and trustees may be participating or may be deemed to be participating in the solicitation of proxies from the security holders of the Company in connection with the proposed merger. Information about the executive officers and trustees of the Company, their relationship with the Company and their beneficial ownership of Company securities is set forth in the preliminary proxy materials filed with the Securities and Exchange Commission on October 14, 2005. Shareholders may obtain additional information regarding the direct and indirect interests of the Company and its executive officers and trustees in the proposed merger by reading the preliminary proxy materials and by reading the definitive proxy materials relating to the plan of merger when they become available.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of any such jurisdiction.
Forward-Looking Statements
Certain matters discussed within this press release are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions, the forward-looking statements contained in this press release are subject to risks and uncertainties, including, but not limited to, risks that the proposed merger will not be consummated on the terms disclosed in the merger agreement, or at all; risks resulting from the potential adverse effect on the Company’s business and operations of the covenants the Company made in the merger agreement; risks resulting from the decrease in the amount of time and attention that management can devote to the Company’s business while also devoting its attention to completing the proposed merger; risks associated with the increases in operating costs resulting from the additional expenses the Company has incurred and will continue to incur relating to the proposed merger; risks that the Company’s tenants will not pay rent; risks related to the mortgage loans in the Company’s portfolio, such as the risk that borrowers will not pay the principal or interest or otherwise default, the level of interest income generated by the mortgage loans, the market value of the mortgage loans and of the properties securing the loans, and provisions of federal, state and local law that may delay or limit the Company’s ability to enforce its rights against a borrower or guarantor in the event of a default under a loan; risks related to the Company’s reliance on a small number of dealer groups for a significant portion of its revenue; risks of financing, such as increases in interest rates, the Company’s ability to meet existing financial covenants and to consummate planned and additional financings on terms that are acceptable to the Company; risks that its growth will be limited if the Company cannot obtain additional capital or refinance its maturing debt; risks that planned and additional real estate investments may not be consummated; risks that competition for future real estate investments could result in less favorable terms for the Company; risks relating to the automotive industry, such as the ability of the Company’s tenants to compete effectively in the automotive retail industry or operate profitably and the ability of its tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, incentives, warranty programs, marketing or other practices or changes in the economy generally; risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate; risks related to the Company’s financing of new construction and improvements; environmental and other risks associated with the acquisition and leasing of automotive properties; risks related to the Company’s status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to its status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; risks associated with the pending lawsuit against the Company and its trust managers relating to the proposed merger and with any other lawsuits that may arise out of the proposed merger; and those risks detailed from time to time in the Company’s SEC reports, including its Form 8-K/A filed on March 11, 2005, its annual report on Form 10-K and its quarterly reports on Form 10-Q.

Contact Information
David S. Kay
Senior Vice President, Chief Financial Officer and Treasurer
Capital Automotive REIT
703.394.1302
CAPITAL AUTOMOTIVE REIT
UNAUDITED SUPPLEMENTAL FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Statements of Operations:
Revenue:
Rental	$57,847	$50,649	$169,837	$144,183
Mortgage and other financing	4,282	332	6,778	1,453
Interest and other	277	381	1,035	818
Total revenue	62,406	51,362	177,650	146,454
Expenses:
Depreciation and amortization	10,361	9,059	30,629	26,313
General and administrative	5,537	3,335	12,241	9,070
Interest	18,540	16,418	51,828	49,095
Debt extinguishment charge	—	697	—	9,409
Total Expenses	34,438	29,509	94,698	93,887
Income from continuing operations before minority interest	27,968	21,853	82,952	52,567
Minority interest	(3,592)	(3,327)	(11,219)	(8,095)
Income from continuing operations	24,376	18,526	71,733	44,472
Income from discontinued operations, net of minority interest	10	1,041	488	3,505
Gain on sale of real estate, net of minority interest	384	2,274	982	3,486
Total discontinued operations	394	3,315	1,470	6,991
Net income	24,770	21,841	73,203	51,463
Preferred share dividends	(3,152)	(3,152)	(9,455)	(7,780)
Net income available to common shareholders – basic and diluted	$21,618	$18,689	$63,748	$43,683
Basic earnings per common share:
Income from continuing operations	$0.46	$0.42	$1.40	$1.03
Net income	$0.47	$0.50	$1.44	$1.22
Diluted earnings per common share (A):
Income from continuing operations	$0.46	$0.41	$1.39	$1.02
Net income (B)	$0.47	$0.50	$1.43	$1.21
Weighted average number of common shares – basic	45,974	37,021	44,410	35,714
Weighted average number of common shares – diluted	46,318	37,393	44,727	36,193

Reconciliation of Net Income to Funds From Operations (FFO) and FFO Available to Common Shareholders:

Net income	$24,770	$21,841	$73,203	$51,463
Adjustments:
Add: Real estate depreciation and amortization	10,334	9,174	30,646	26,946
Add: Minority interest related to income from continuing operations and income from discontinued operations	3,594	3,555	11,309	8,876
Less: Gain on sale of real estate	(384)	(2,274)	(982)	(3,486)
FFO ©	38,314	32,296	114,176	83,799
Less: Preferred share dividends	(3,152)	(3,152)	(9,455)	(7,780)
FFO available to common shareholders – basic	$35,162	$29,144	$104,721	$76,019
Dilutive effect of convertible securities	1,813	—	5,437	—
FFO available to common shareholders – diluted	$36,975	$29,144	$110,158	$76,019
Basic FFO per common share	$0.65	$0.65	$2.00	$1.74
Diluted FFO per common share (D) (E)	$0.65	$0.64	$1.97	$1.72
Weighted average number of common shares and units – basic	53,775	45,133	52,411	43,598
Weighted average number of common shares and units – diluted	57,212	45,504	55,821	44,077
Other financial information:
Straight-lined rental revenue, including discontinued operations	$741	$957	$2,639	$3,145
(A)	The impact of the if-converted method for the Company’s contingently convertible securities on both income from continuing operations per diluted common share and net income per diluted common share is anti-dilutive. Therefore, the result of the potential conversion was not included in the calculations.

(B)	The Company incurred merger costs totaling approximately $2.3 million, or $0.04 per share to net income available to common shareholders, during the three months and nine months ended September 30, 2005. These costs are included in general and administrative expenses on our consolidated statements of operations.

(C)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under generally accepted accounting principles (GAAP). FFO, as defined under the revised definition adopted in April 2002 by NAREIT and as presented by the Company, is net income (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, plus minority interest related to income from continuing operations and income from discontinued operations, and excluding gains from sales of property, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income) and should not be considered an alternative to net income as an indication of our performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure.

(D)	The impact of the if-converted method for the Company’s contingently convertible securities on diluted FFO per common share is dilutive for the three and nine months ended September 30, 2005. Therefore, the calculation includes the effect of the potential conversion resulting in a reduction in interest expense totaling approximately $1.8 million and $5.4 million, respectively, as well as an additional 3.1 million common shares outstanding during both periods. The impact of the if-converted method for the Company’s contingently convertible debt instrument on diluted FFO per common share is anti-dilutive for the three months and nine months ended September 30, 2004. Therefore, the calculation excludes the effect of the potential conversion for both periods.

(E)	The Company incurred merger costs totaling approximately $2.3 million, or $0.04 per share to FFO available to common shareholders, during the three months and nine months ended September 30, 2005. These costs are included in general and administrative expenses on our consolidated statements of operations.

	September 30,	December 31,
	2005	2004
Selected Balance Sheet Data (in thousands)
Real estate before accumulated depreciation	$2,312,163	$2,197,323
Mortgages and other financing receivables	219,424	43,378
Real estate investments, at cost	2,531,587	2,240,701
Cash and cash equivalents	4,507	8,332
Other assets*	58,304	53,010
Total assets	2,421,605	2,158,157
Mortgage debt	535,491	634,365
Unsecured debt**	555,718	381,592
Borrowings under credit facilities	118,000	30,000
Total other liabilities***	38,189	33,396
Minority interest	145,071	144,877
Total shareholders’ equity	1,029,136	933,927
*Other assets includes:
Straight-lined rents receivable	22,428	20,203
Deferred loan fees, net	21,685	22,725
Restricted cash	5,191	5,016
Investment in joint venture	2,936	—
**Net of fair value swap valuation totaling:	(4,282)	(3,408)
***Other liabilities includes:
Security deposits	10,306	9,665
Derivative instrument liability	4,282	3,408
Total shares outstanding	46,503	43,406
Total shares and units outstanding	54,235	51,522

	September 30,	December 31,
	2005	2004

Selected Portfolio Data (unaudited)
Properties	347	342
States	32	31
Land acres	2,727	2,584
Square footage of buildings (in millions)	15.2	14.9
Weighted average initial lease term (in years)	15.1	15.1
Franchises	510	500